Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

APEX CLEARING HOLDINGS LLC

A Delaware Limited Liability Company

Dated as of May 31, 2012

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH MEMBERSHIP INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

1.01	Definitions	1
1.02	Construction	4

ARTICLE II
FORMATION

2.01	Formation	4
2.02	Name	5
2.03	Registered Office; Registered Agent; Principal Office; Other Offices	5
2.04	Purpose	5
2.05	Term	5
2.06	Powers	5

ARTICLE III
MEMBERSHIP; DISPOSITIONS OF INTERESTS

3.01	Initial Members	6
3.02	Right of First Refusal	6
3.03	Change in Ownership of Members	7
3.04	Business Transactions with Members and Managing Member	7
3.05	Liability to Third Parties	7
3.06	Withdrawal	8

ARTICLE IV
CAPITAL CONTRIBUTIONS

4.01	Initial Contributions	8
4.02	Subsequent Contributions	9
4.03	Return of Contributions	9
4.04	Securities Laws Restrictions on Membership Interests	9

ARTICLE V
DISTRIBUTIONS; PERCENTAGE OF INTERESTS

5.01	Distributions	9
5.02	Percentage of Interests	10

ARTICLE VI
MANAGING MEMBER; OFFICERS

6.01	The Managing Member	10
6.02	Voting Rights	11
6.03	Action by Written Consent	11
6.04	Compensation	11

i

6.05	Conflicts of Interest	11
6.06	Third Parties	12
6.07	Meetings of Members	12
6.08	Voting	12

ARTICLE VII
LIABILITY AND INDEMNIFICATION

7.01	Limitation of Duties and Liability of Managing Member	13
7.02	Liability of Members	13
7.03	Right to Indemnification	13
7.04	Nature of Obligation	15

ARTICLE VIII
TAXES

8.01	Tax Elections	15
8.02	Tax Returns	15

ARTICLE IX
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

9.01	Maintenance of Books	16
9.02	Accounts	16
9.03	Confidentiality	16

ARTICLE X
RELATED AGREEMENTS; INDEMNIFICATION

10.01	Related Agreements	16
10.02	Sale of the Company	17
10.03	Purchase Option	17
10.04	No Appraisal Rights	18
10.05	Member Further Assurances	18

ARTICLE XI
DISSOLUTION, LIQUIDATION, AND TERMINATION

11.01	Dissolution	18
11.02	Winding Up, Liquidation and Distribution of Assets	19
11.03	Certificate of Cancellation	19

ARTICLE XII
GENERAL PROVISIONS

12.01	Finally Determined Amounts	19
12.02	Notices	20
12.03	Entire Agreement	20

ii

12.04	Effect of Waiver or Consent	20
12.05	Amendment or Modification	21
12.06	Binding Effect; No Third Party Beneficiaries	21
12.07	Governing Law; Severability; Jurisdiction	21
12.08	Waiver of Jury Trial	21
12.09	Counterparts	21

Exhibit A	Percentage of Interests
Exhibit B	Certain Related Agreements
	Exhibit 1	Broadridge Sale Agreement
	Exhibit 2	Assignment and Assumption Agreement
	Exhibit 3	Transition Services Agreement
	Exhibit 4	Services Agreement
	Exhibit 5	Termination and Mutual Release Agreement
	Exhibit 6	Support Services Agreement
	Exhibit 7	Nexa License Agreement
	Exhibit 8	PFSI License Agreement

iii

LIMITED LIABILITY COMPANY AGREEMENT

APEX CLEARING HOLDINGS LLC,

a Delaware Limited Liability Company

This Limited Liability Company Agreement of Apex Clearing Holdings LLC (this “Agreement”), dated as of May 31, 2012, is executed and agreed to, for good and valuable consideration, by the Members (as defined below).

ARTICLE I

DEFINITIONS

1.01 Definitions.

As used in this Agreement, the following terms have the following meanings:

“ACS” shall mean Apex Clearing Solutions LLC, a Delaware limited liability company.

“Act” means the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6, §18-101 et seq., as amended from time to time, and any successor statute.

“Affiliates” means with respect to any Person (i) such Person or a member of his immediate family; and (ii) any Person directly or indirectly controlling, controlled by, or under common control with the Person in question.

“Agreement” has the meaning given that term in the first paragraph of this Agreement.

“Apex Clearing” means Ridge Clearing & Outsourcing Solutions, Inc., a New York corporation, which shall be renamed Apex Clearing Corporation on or about the date of closing of the transactions contemplated by the Assignment and Assumption Agreement.

“Approved Sale” has the meaning given that term in Section 10.02(c).

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, dated as of May 31, 2012 among PFSI and the Company.

“Broadridge” means Broadridge Financial Solutions, Inc., a Delaware corporation.

“Business Opportunities” has the meaning given that term in Section 6.05(c).

“Capital Contribution” means, with respect to any Member, the amount of such Member’s initial contribution to the capital of the Company, as increased or decreased pursuant to the terms of this Agreement.

“Certificate” has the meaning given that term in Section 2.01.

“Company” means Apex Clearing Holdings LLC, a Delaware limited liability company.

“Confidential Information” has the meaning given that term in Section 9.03(a).

“Exercise Notice” has the meaning given that term in Section 3.02(c).

“Finally Determined Apex Amounts” means, as of the date of determination, any amounts (A) that have been determined to be payable by PFSI or any of its Affiliates to ACS or any of its Affiliates (other than the Company Apex Clearing and their Subsidiaries) (including without limitation under this Agreement or any Related Agreement), in each case, either by (i) written agreement between PFSI and the Managing Member, (ii) a judgment or decree of any court of competent jurisdiction, (iii) any other manner provided for in the Related Agreements or (iv) any other means to which PFSI and the Managing Member shall agree, (B) have not been paid or deemed satisfied pursuant to Section 12.01 and (C) are not Finally Determined Company Amounts.

“Finally Determined Company Amounts” means, as of the date of determination, any amounts (A) that have been determined to be payable by PFSI or any of its Affiliates to the Company, Apex Clearing or any of their Subsidiaries (including without limitation under this Agreement or any Related Agreement), in each case, either by (i) written agreement between PFSI and the Managing Member, (ii) a judgment or decree of any court of competent jurisdiction, (iii) any other manner provided for in the Related Agreements or (iv) any other means to which PFSI and the Managing Member shall agree and (B) have not been paid or deemed satisfied pursuant to Section 12.01.

“Fund Indemnitors” has the meaning given that term in Section 7.03(b).

“Indemnified Person” has the meaning given that term in Section 7.03(a).

“GAAP” means United States Generally Accepted Accounting Principles.

“Governmental Authority” has the meaning given that term in Section 6.01(b).

“Majority Members” means at least two unaffiliated members (including the Managing Member) holding at least a majority of the Percentage of Interests.

“Management Fee” has the meaning given that term in Section 6.01(b).

“Managing Member” has the meaning given that term in Section 6.01(a).

“Members” means PFSI, ACS, QNC, W&W and any other Person admitted to the Company in accordance with this Agreement, including, for the avoidance of doubt, the Managing Member.

“Membership Interest” means the interest of the Members in the Company, including, without limitation, rights to distributions (liquidating or otherwise), and rights to consent or approve. Except as otherwise set forth in the Agreement, all Membership Interests shall have the same rights and preferences.

“Non-Advisory Subsidiary” means any Subsidiary of PEAK6 other than a Subsidiary that is primarily engaged in providing investment advice to one or more accounts or investment funds. For the avoidance of doubt, “Non-Advisory Subsidiary” shall not include any such account or investment fund.

“Non-Transferring Member” has the meaning given that term in Section 3.02(b).

“Option Purchase Price” means; as of any date of determination, (A) 1.20 times (B) the excess of (i) PFSI’s Capital Contribution as of such date (taking into account any increases or decreases in such Capital Contribution pursuant to this Agreement), after such Capital Contribution is debited or credited, as the case may be, with PFSI’s pro-rata portion (based on its Percentage of Interests as of such date of determination) of the net consolidated profits or losses of the Company, as the case may be, between the date of closing of the transactions contemplated by the Assignment and Assumption Agreement and the then most recent date for which such information is available to the Managing Member, calculated on a GAAP basis, in each case as determined by the Managing Member over (ii) any amounts previously distributed or deemed to have been distributed by the Company to PFSI pursuant to this Agreement.

“PEAK6” has the meaning given that term in Section 6.05(a).

“Percentage of Interests” means, as to any Member, the percentage determined by dividing the Capital Contribution of such Member by the total Capital Contributions of all Members; as shown on Exhibit A to this Agreement. Exhibit A shall be amended from time to time by the Managing Member to reflect changes in the Percentages of Interest resulting from changes in the relative Capital Contributions of the Members pursuant to the terms of this Agreement.

“Person” has the meaning given that term in Subchapter I, Section 18-101(12) of the Act.

“PFSI” means Penson Financial Services, Inc., a North Carolina corporation.

“Prohibited Activity” has the meaning given that term in Section 6.05(a).

“Proposed Transferee” has the meaning given that term in Section 3.02(b).

“Purchase Price” has the meaning given that term in Section 3.02(b).

“PWI” means Penson Worldwide, Inc., a Delaware corporation and the indirect parent of PFSI.

“QNC” means Quivet Neck Capital LLC, an Illinois limited liability company.

“Related Agreements” means each of the agreements referred to in Exhibit B.

“Sale of Company Transaction” means either (i) the sale or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company, or (ii) a transaction or series of transactions (including by way of merger, consolidation, recapitalization or reorganization) the result of which is that the Members immediately prior to such transaction no longer, in the aggregate, hold (after giving effect to such transaction) 50% or more of the Percentage of Interests.

“Specified Persons” has the meaning given that term in Section 6.05(a).

“Subsidiary” means any corporation, partnership, limited liability company, joint venture or other entity in which a Person, directly or indirectly, owns of record or beneficially fifty percent (50%) or more of the outstanding voting securities or of which is a general partner.

“Substituted Member” has the meaning given that term in Section 3.02.

“Transfer” means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or any other disposition or encumbrance of any kind whatsoever, whether direct or indirect (including, without limitation, by operation of law).

“Transferring Member” has the meaning given that term in Section 3.02(b).

“Transfer Notice” has the meaning given that term in Section 3.02(b).

“Transfer Notice Date” has the meaning given that term in Section 3.02(b).

“Transfer Percentage” has the meaning given that term in Section 3.02(b).

“Treasury Regulations” means the income tax regulations promulgated from time to time by the U.S. Department of Treasury.

“W&W” means Woodland & West LLC, a Pennsylvania limited liability company.

Other terms defined herein have the meanings so given them.

1.02 Construction.

Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections in this Agreement refer to articles and sections of this Agreement, and all references to Exhibits in this Agreement are to Exhibits attached hereto, each of which is made a part hereof for all purposes.

ARTICLE II

FORMATION

2.01 Formation.

The Company has been formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) with the office of the Delaware Secretary of State as required under and pursuant to the Act. The rights and obligations of the Members shall be as provided in the Act, except as otherwise provided herein.

2.02 Name.

The name of the Company is “Apex Clearing Holdings LLC” and all Company business must be conducted in that name or such other names that comply with applicable law as the Managing Member may select from time to time.

2.03 Registered Office; Registered Agent; Principal Office; Other Offices.

The registered office of the Company shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law. The principal place of business of the Company and any other offices of the Company shall be at such locations as the Managing Member may designate from time to time.

2.04 Purpose.

The purpose of the Company is to transact any and all lawful business for which limited liability companies may be organized under the Act.

2.05 Term.

The Company commenced on the date of the filing of the Certificate of Formation of the Company with the Secretary of State of Delaware and, except as otherwise provided in the Act or in this Agreement, shall continue in existence perpetually.

2.06 Powers.

The Company shall possess and may exercise any and all the powers and privileges granted by the Act or by any other applicable law to limited liability companies or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company, in each case as determined by the Managing Member.

ARTICLE III

MEMBERSHIP; DISPOSITIONS OF INTERESTS

3.01 Initial Members.

The initial Members of the Company are ACS, PFSI, QNC and W&W, which are admitted to the Company as Members effective contemporaneously with the execution of this Agreement.

3.02 Right of First Refusal.

(a) Subject to Section 10.02 and Section 10.03, Transfers of any Membership Interest shall not occur without first complying with the terms of this Section 3.02, provided that nothing herein shall be deemed to prohibit a Transfer in bankruptcy to a trustee in bankruptcy.

(b) If any Member proposes to Transfer any of its Membership Interest (the “Transferring Member”), then the Transferring Member shall deliver written notice in accordance with Section 12.02 (the “Transfer Notice”) of such proposed Transfer simultaneously to the Company and the non-transferring Member (the “Non-Transferring Member”) at least 20 days prior to the closing of such proposed Transfer (the date of delivery of the Transfer Notice, the “Transfer Notice Date”). The Transfer Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the portion of the Percentage of Interest held by the Transferring Member to be Transferred (the “Transfer Percentage”), the nature of such Transfer, the cash consideration to be paid for the Transfer Percentage (or, in the event that the consideration is other than cash, the value of the consideration as determined in good faith by the Transferring Member and the Company) (the “Purchase Price”), and the name and address of the prospective transferee (the “Proposed Transferee”). The Transferring Member shall enclose with the Transfer Notice a copy of a written offer, letter of intent or other written document signed by the Proposed Transferee setting forth the proposed terms and conditions of the Transfer.

(c) The Non-Transferring Member shall have the right, subject to the terms of this Section 3.02, to purchase all, but not less than all, of the Transfer Percentage on the same terms and conditions as set forth in the Transfer Notice, including the Purchase Price. If the Non-Transferring Member desires to exercise its right to purchase all of the Transfer Percentage, it shall give written notice (the “Exercise Notice”) to the Transferring Member and the Company no later than 10 days after the Transfer Notice Date (i) stating that it desires to purchase all of the Transfer Percentage, and (ii) setting forth a date of closing, which date shall not be earlier than 5 days and not later than 10 days following the date on which the Exercise Notice is given. At the closing, the Non-Transferring Member shall purchase the Transfer Percentage by wire transfer of immediately available funds to an account designated by the Transferring Member.

(d) In the event that the Non-Transferring Member does not exercise its right of first refusal under this Section 3.02, then the Transferring Member may Transfer all of the Transfer Percentage to the Proposed Transferee on the terms and conditions set forth in the Transfer Notice. Any proposed Transfer on terms and conditions different to the Proposed Transferee, than those described in the Transfer Notice, or any proposed Transfer on the same terms and conditions to a transferee other than the Proposed Transferee, shall again be subject to the rights of first refusal, and shall require compliance by a Transferring Member with the procedures, described in this Section 3.02.

(e) A Proposed Transferee who receives its Membership Interest following compliance of the Transferring Member with this Section 3.02 shall be admitted to the Company as a substituted member (“Substituted Member”) upon agreement by such Substituted Member to be bound by the terms of this Agreement in form and substance acceptable to the Managing Member. A Member shall cease to be a Member when the Member has Transferred all such Member’s interests in the Company to one or more transferees and all such transferees are or become admitted as Substituted Members.

(f) A Substituted Member, or a Non-Transferring Member who exercised its right of first refusal in accordance with this Section 3.02, shall be entitled to share in such distributions to which the Member whose Percentage Interest has been Transferred was entitled.

(g) Any purported Transfer of any Membership Interest not in compliance with this Section 3.02 shall be null and void, regardless of any notice provided to the Company, and shall not create any obligation or liability of the Company to the purported transferee. Any person purportedly acquiring any interest in the Company without compliance with this Section 3.02 shall not be entitled to admission to the Company as, and shall not be, a Substitute Member. Any expenses (including reasonable legal fees) incurred by the Company relating to a purported Transfer not in compliance with this Section 3.02 shall be paid, on demand, by the Member who made or attempted to make such purported Transfer. Distributions to that Member may be reduced by the amount of any such expenses not paid, together with interest at a per annum rate equal to the Prime Rate (as published in the Wall Street Journal) plus 5%, accruing from the day following demand.

3.03 Change in Ownership of Members.

Nothing in this Agreement shall in any way restrict any change in ownership of either Member. Without limiting the generality of the preceding sentence, PFSI acknowledges that PEAK6, the current owner of ACS, intends to offer the holders of PWI’s 12.5% senior second lien secured notes and 8.00% senior convertible notes an opportunity to invest in ACS or acquire an equity interest in ACS from PEAK6.

3.04 Business Transactions with Members and Managing Member.

A Member may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, and transact other business with the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member.

3.05 Liability to Third Parties.

No Member or officer of the Company shall personally be liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, including under a judgment, decree or order of a court, which shall be solely debts, obligations and liabilities of the Company. Notwithstanding anything contained in this Agreement to the contrary, the failure of the Company or the Managing Member to observe any formalities or requirements relating to the exercise of the powers of the Company or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on any Member for liabilities of the Company.

3.06 Withdrawal.

A Member does not have the right or power to withdraw or otherwise resign from the Company as a member.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.01 Initial Contributions.

(a) Upon the closing of the transactions contemplated by the Assignment and Assumption Agreement (and subject to the terms and conditions thereof), PFSI shall make an initial contribution to the capital of the Company in the form of the capital contribution to Apex Clearing provided for in the Assignment and Assumption Agreement. The initial amount of PFSI’s Capital Contribution is set forth opposite the name of PFSI on Exhibit A as of the date of closing of the transactions contemplated by the Assignment and Assumption Agreement.

(b) Upon the closing of the transactions contemplated by the Assignment and Assumption Agreement (and subject to the terms and conditions thereof), ACS shall make an initial cash contribution of $5,000,000 to the capital of the Company in the form of a direct cash contribution to Apex Clearing provided for in the Assignment and Assumption Agreement. The initial amount of ACS’s capital contribution is set forth opposite the name of ACS on Exhibit A as of the date of closing of the transactions contemplated by the Assignment and Assumption Agreement.

(c) Upon the closing of the transactions contemplated by the Assignment and Assumption Agreement (and subject to the terms and conditions thereof), QNC shall make an initial cash contribution of $500,000 to the capital of the Company. The initial amount of QNC’s capital contribution is set forth opposite the name of QNC on Exhibit A as of the date of closing of the transactions contemplated by the Assignment and Assumption Agreement.

(d) Upon the closing of the transactions contemplated by the Assignment and Assumption Agreement (and subject to the terms and conditions thereof), W&W shall make an initial cash contribution of $500,000 to the capital of the Company. The initial amount of W&W’s capital contribution is set forth opposite the name of W&W on Exhibit A as of the date of closing of the transactions contemplated by the Assignment and Assumption Agreement.

(e) Notwithstanding anything in this agreement to the contrary, if the Company is dissolved pursuant to Section 11.01(c) prior to the making of the initial contributions of capital provided for in this Section 4.01, no party shall be obligated to make any contribution to capital hereunder.

4.02 Subsequent Contributions.

Except as provided in Section 4.01, no Member shall have any obligation to make any Capital Contribution. Subsequent Capital Contributions may be requested from time to time by the Managing Member, in which case all such subsequent Capital Contributions shall be made in accordance with the Percentage of Interests of the Members. If any Member does not contribute the full amount of any subsequent Capital Contribution in accordance with its Percentage of Interests at such time, the Managing Member may permit other Members to make additional Capital Contributions equal to the amount of such shortfall in amounts determined by the Managing Member, and the Managing Member shall make corresponding changes to the Members’ Capital Contributions and Percentage of Interests as necessary to reflect such disproportionate Capital Contributions.

4.03 Return of Contributions.

A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contribution. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contribution.

4.04 Securities Laws Restrictions on Membership Interests.

The Members acknowledge and agree that the Membership Interests have not been registered under the Securities Act and that, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless such transaction is registered under the Securities Act and any other applicable securities law or an exemption from such registration is then available.

4.05 Additional Persons or Members

Notwithstanding anything to the contrary contained herein, at any time after the date hereof, the Managing Member may, upon execution and delivery to the Managing Member of a counterpart signature to this Agreement or a joinder agreement hereto, admit any Person as a Member and update Exhibit A hereto to reflect such admission and the applicable Capital Contribution and Percentage of Interest and, for existing Members, reduction in Percentage of Interest; provided, that the amount of aggregate Capital Contributions from such future Members does not exceed $5,000,000 in the aggregate.

ARTICLE V

DISTRIBUTIONS; PERCENTAGE OF INTERESTS

5.01 Distributions.

(a) The Company shall make such distributions as the Managing Member determines.

(b) Except as expressly otherwise provided in this Agreement, all distributions by the Company to the Members shall be made to the Members in accordance with their then respective Percentage of Interests in the Company.

5.02 Percentage of Interests.

The Managing Member may make adjustments to the Members’ Percentage of Interests (i) without the approval of the Majority Members pursuant to Section 4.02 or Section 12.01(b) and (ii) otherwise, with the approval of the Majority Members, including in order to reflect the admission of a new Member.

ARTICLE VI

MANAGING MEMBER; OFFICERS

6.01 The Managing Member.

(a) ACS shall be the “manager” of the Company for the purposes of the Act and this Agreement (the “Managing Member”). Except as otherwise specifically provided in this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Managing Member and (ii) the Managing Member shall conduct, direct and exercise full control over all activities of the Company. The Managing Member may act through such persons as it, in its sole discretion, deems necessary and appropriate to perform its duties hereunder and may designate any such persons as officers of the Company. In the event ACS transfers its Membership Interests, in whole or in part, it may designate such transferee as the successor Managing Member. Notwithstanding the foregoing, the Managing Member may not sell, transfer or assign a material portion of the assets of the Company and its Subsidiaries (taken as a whole) in one or a series of related transactions (other than the Company or a Subsidiary of the Company), to an Affiliate of the Managing Member, without the consent of the Majority Members.

(b) In consideration for providing services as Managing Member, the Company shall pay to the Managing Member an annual management fee (the “Management Fee”) beginning as of the date of closing of the transactions contemplated by the Assignment and Assumption Agreement and continuing through the end of the term of this Agreement. The annual Management Fee shall be equal to twenty percent (20%) of the first $10,000,000 of the Company’s consolidated net profits and thirty percent (30%) of any consolidated net profits of the Company in excess of $10,000,000 (in each case, as determined by the Managing Member) for the calendar year for which such Management Fee applies. Any payment of the Management Fee for any period other than a full calendar-year period shall be adjusted on a pro rata basis according to the actual number of days in such period. The annual Management Fee with respect to each calendar year shall be due and payable no later than 60 days following the end of such calendar year.

6.02 Voting Rights.

Except as otherwise specifically provided in this Agreement, the Members (other than the Managing Member) shall have no voting, consent or approval rights under this Agreement.

6.03 Action by Written Consent.

Any action permitted or required by the Act, the Certificate, or this Agreement to be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by the Managing Member, except to the extent any matter under the Act requires the approval of the Majority Members, in which case such action may be taken without a meeting if a consent in writing setting forth the action to be taken is signed by the Majority Members. Such consent shall have the same force and effect as a unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Members.

6.04 Compensation.

The Members (other than the Managing Member, which shall be compensated in accordance with Section 6.01), shall receive such compensation, if any, for their services as may be designated from time to time by the Managing Member. In addition, the Managing Member shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of its service hereunder.

6.05 Conflicts of Interest.

(a) The Managing Member and its Affiliates (but excluding the Company and its Subsidiaries from the definition of Affiliates for purposes of this Section 6.05) and their respective managers, directors, officers, shareholders, partners, members, employees, representatives, and agents (including any of their representatives serving on the board of directors or board of managers of the Company’s Subsidiaries or as officers or employees of the Company or any of its Subsidiaries) (collectively, the “Specified Persons”), at any time and from time to time may engage in and hold interests in other business ventures of any and every type and description, independently or with others; provided, however, that PEAK6 Investments, L.P. (“PEAK6”) and its Non-Advisory Subsidiaries shall not engage in the business of providing clearing and settlement services for unaffiliated correspondent customers (the “Prohibited Activity”) (it being understood that nothing in this proviso shall restrict or prohibit PEAK6, or any of its Subsidiaries from (i) owning any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange; provided, however that this exception shall not apply if such ownership of such class of capital stock exceeds 5% and PEAK6 and/or its Non-Advisory Subsidiary, as the case may be, have acquired such stock with the intent to control or influence the control of the issuer or (ii) acquiring an entity, business, operations or assets if the Prohibited Activity comprises less than 10% of the revenue of such acquired entity, business, operations or assets). Further, (i) no Specified Person shall have any obligation to offer to the Company, any of its Subsidiaries or any other Member or officer the right to participate in, and the Specified Person shall not be obligated to present, any particular business opportunity to the Company, any of its Subsidiaries or any other Member or officer, even if such opportunity is of a character which, if presented to the Company, any of its Subsidiaries or any other Member or officer, could be taken by such Person (the “Business Opportunities”), in each case, regardless of whether such Business Opportunities are presented to a Specified Person in his, her or its capacity as a Member, the Managing Member, director or manager on the board of directors or board of managers of the Company or any of its Subsidiaries or officer or employee of the Company or any of its Subsidiaries or otherwise, (ii) none of the Specified Persons will be obligated to inform or present the Company, any of its Subsidiaries or any other Member or officer of or with any such Business Opportunity, and (iii) neither the Company, any of its Subsidiaries or any other Member or officer will have or acquire or be entitled to any interest or expectancy or participation (such right to any interest, expectancy or participation, if any, being hereby renounced and waived) in any Business Opportunity as a result of the involvement therein of any of the Specified Persons.

(b) The Company may transact business with any Member or officer, any joint venture partner, any Persons or entities that have commercial relationships with a Member or officer, or any Affiliate of any of the foregoing. The conduct of such business shall be on terms determined by the Managing Member in accordance with the terms of this Agreement.

(c) A Member may make any decision or determination, or take any action, or exercise any right, power or privilege, in its sole and absolute discretion acting in the best interest of such Member and not as a fiduciary of the Company or the other Members. Except for any duties expressly imposed by this Agreement, each Member shall owe no duty of any kind towards the Company or the other Members in performing its duties and exercising its rights hereunder or otherwise.

6.06 Third Parties.

Any Person other than a Member dealing with the Company, may rely on the authority of the Managing Member or any designee of the Managing Member in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

6.07 Meetings of Members.

Annual meetings of the Members of the Company, if any, shall be held at such time, date and place as the Managing Member shall determine. All meetings of the Members of the Company shall be held at such time, date and place, within or without the State of Delaware, as may from time to time be designated by the Managing Member and specified in the notices or waivers of notice thereof.

6.08 Voting.

For all matters that are required by applicable law to be voted on by the Members, the Members shall vote in accordance with the Percentage of Interests set forth on Exhibit A.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

7.01 Limitation of Duties and Liability of Managing Member.

(a) The Managing Member shall not have any duties (including fiduciary duties) or liabilities relating thereto to the Company, its Subsidiaries or the Members, except as otherwise specifically provided in this Agreement. The Managing Member shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of (i) fraud or willful misconduct by the Managing Member or (ii) an intentional material breach of this Agreement by Managing Member which continues for thirty (30) days after notice is received from PFSI; provided, that the Managing Member shall not be liable for any incidental, consequential, punitive, exemplary, statutory or treble damages attributable to any such breach. The Managing Member shall not be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being the Managing Member of the Company. The Managing Member shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Managing Member in reliance on such advice shall in no event subject the Managing Member to liability to the Company or any Member.

7.02 Liability of Members.

No Member shall be liable, responsible or accountable, in damages or otherwise, to any other Member or to the Company for any act performed or omitted to be performed by the Member with respect to Company matters, except for fraud or willful misconduct or an intentional breach of this Agreement. This Section 7.02 shall be subject to Section 7.01 with respect to the Managing Member and shall not relieve PFSI of any of its obligations under any other agreement with the Company or Apex Clearing, including under the Related Agreements.

7.03 Right to Indemnification.

(a) The Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including reasonable attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person (i) is or was a Member, (ii) is or was serving as the Managing Member, or (iii) in the case of the Managing Member and its Affiliates only, is or was serving as an officer, principal, member, partner, employee or other agent of the Company or is or was serving at the request of the Company as the manager, officer, director, principal, member, partner, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ fraud or willful misconduct, or for any present or future breaches of any representations, warranties, agreements or covenants by such Indemnified Person or its Affiliates contained herein or in any other agreements with the Company. Subject to the prior approval of the Managing Member, expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company. The Company may, at its expense, by notice to such Indemnified Person, assume the exclusive right to defend, compromise or settle any claim or proceeding with counsel selected by the Company; provided that such Indemnified Person shall have the right to participate in any such claim or proceeding and to employ counsel, at its own expense, it being understood, however, that the Company shall control such defense; provided, further that such Indemnified Person will not be bound by any compromise or settlement effected with respect to such claim or proceeding with respect to which it is indemnified hereunder without its consent, which consent shall not be unreasonably withheld, conditioned or delayed. Whether or not the Company shall have assumed the defense of a claim or proceeding, no Indemnified Person shall admit any liability with respect to, or settle, compromise or discharge, any claim or proceeding without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) The Company hereby acknowledges that certain of the Indemnified Persons also have certain rights to indemnification, advancement of expenses and/or insurance provided by ACS and/or certain of its Affiliates and members (collectively, the “Fund Indemnitors”). The Company hereby agrees with respect to any indemnification, hold harmless obligation, expense advancement or reimbursement provision or any other similar obligation to an Indemnified Person under Section 7.03(a), (i) that it is the indemnitor of first resort (i.e., its obligations to the Indemnified Persons are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Indemnified Person is secondary), (ii) that it shall be required to advance the full amount of expenses incurred by any Indemnified Person and shall be liable for the full amount of all expenses, judgments, penalties, fines, and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any other agreement, as applicable, without regard to any rights any Indemnified Person may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any Indemnified Person with respect to any claim for which any Indemnified Person has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any Indemnified Person against the Company.

(c) The right to indemnification and the advancement of expenses conferred in this Section 7.03 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, by-law, approval of the Managing Member or otherwise. The Company agrees that the Indemnified Persons and the Fund Indemnitors are express third-party beneficiaries of the terms of this Section 7.03.

(d) The Company may maintain insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 7.03(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.03.

(e) Notwithstanding anything contained herein to the contrary (including in this Section 7.03), any indemnity by the Company relating to the matters covered in this Section 7.03 shall be provided out of and to the extent of the Company assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

(f) If this Section 7.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.03 to the fullest extent permitted by any applicable portion of this Section 7.03 that shall not have been invalidated and to the fullest extent permitted by applicable law.

7.04 Nature of Obligation.

The Members agree that the relationship and obligations of the Managing Member to the Company are the contractual relationship and obligations solely as set forth in this Agreement and that it shall have no other obligations to the Company by reason of its status as Managing Member, including without limitation any fiduciary obligations, other than those so set forth.

ARTICLE VIII

TAXES

8.01 Tax Elections.

For federal tax purposes, the Members intend for the Company to be classified as an association taxable as corporation. Effective as of the date of formation, the Company shall file IRS Form 8832 to elect to be classified as an association taxable as a corporation in accordance with Treasury Regulations Section 301.7701-3(c). Any change to that election will require approval of the Majority Members. However, if the Managing Member proposes a change to the tax election, PFSI’s approval shall not be unreasonably withheld. All other elections permitted to be made by the Company under federal, state, local or foreign laws shall be made by the Managing Member in its sole discretion.

8.02 Tax Returns.

The Managing Member shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 8.01.

ARTICLE IX

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

9.01 Maintenance of Books.

(a) The Company shall keep books and records of accounts and shall keep minutes of the proceedings of its Members as determined by the Managing Member. The books of account for the Company shall be maintained in accordance with the terms of this Agreement.

(b) PFSI shall be afforded access to examine and review the books and records of the Company during normal business hours and upon at least three (3) business days’ notice for a purpose reasonably related to its interest as a Member. No Member (other than ACS and PFSI) shall be entitled to access the books and records of the Company. The Company shall retain all its books and records as determined by the Managing Member.

(c) All information received by PFSI pursuant to this Section 9.01 shall be deemed to be Confidential Information.

9.02 Accounts.

The Managing Member shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company name with financial institutions and firms that the Managing Member determines.

9.03 Confidentiality.

(a) PFSI agrees to keep confidential (i) this Agreement (except as required by law), (ii) any correspondence between and among the Members, the Company and Apex Clearing and (iii) all non-public information provided to it in connection with this Agreement and the business of the Company and Apex Clearing (collectively, the “Confidential Information”).

(b) The Managing Member agrees to keep confidential (i) all non-public information concerning PFSI in its capacity as Member provided by PFSI to the Managing Member after the date of closing of the transactions contemplated by the Assignment and Assumption Agreement, and (ii) all non-public information regarding PFSI’s ownership of the Company, in each case except (i) as required by law or legal process, (ii) in connection with the Managing Member conducting the business and affairs of the Company, and (iii) subject to the Managing Member obtaining a customary confidentiality agreement (as determined by the Managing Member in good faith), in connection with any Sale of Company or Transfer of Membership Interests.

ARTICLE X

RELATED AGREEMENTS; INDEMNIFICATION

10.01 Related Agreements.

PFSI hereby represents and warrants to ACS upon the closing of the transactions contemplated by the Assignment and Assumption Agreement, each of the agreements set forth on Exhibit B shall have been duly executed and delivered by each of the named parties therein and all actions and transactions contemplated by such agreements to be taken or consummated prior to the date of such closing have been so taken and consummated, including the capital contribution by PFSI to Apex Clearing provided for in the Assignment and Assumption Agreement.

10.02 Sale of the Company.

(a) The Managing Member, acting upon the approval of the Majority Members, may at any time effect a Sale of the Company.

(b) In addition to the rights set forth in Section 10.02(a), the Managing Member, acting without the need for any approval of any Member, may at any time effect a Sale of the Company provided that such sale is to a non-Affiliate of the Managing Member.

(c) The consideration in any Sale of the Company pursuant to this Section 10.02 shall be distributed to the Members as if the transaction were a dissolution as provided in Section 11.02(b). Any distribution to PFSI shall be subject to Section 12.01.

(d) If the Managing Member approves a Sale of Company under Section 10.02 (an “Approved Sale”):

(i) each Member shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as reasonably requested by the Managing Member, including executing and delivering any and all agreements, instruments, consents, waivers, releases and other documents requested by the Majority Holder (including any applicable purchase agreement, stockholders agreement and/or indemnification and/or contribution agreement), filing applications, reports, returns, filings and other documents or instruments with governmental authorities and otherwise cooperating with the Managing Member and any prospective purchaser; and

(ii) each Member will bear its pro rata share (based on its Percentage of Interests sold by such Member in relation to all Percentage of Interests) of the out-of-pocket costs of any Approved Sale which are borne the Managing Member to the extent such costs are not otherwise paid by the Company or the acquiring party. Costs incurred by Members on their own behalf will not be considered costs of the transaction hereunder.

10.03 Purchase Option.

(a) PFSI hereby grants ACS the option, which ACS may exercise, in whole or in part, from time to time and at any time, to purchase any or all PFSI’s Membership Interests for an aggregate purchase price equal to the then-current Option Purchase Price. In the event PFSI elects to purchase less than all of PFSI’s Membership Interests, then the purchase price for the purchased Membership Interests shall be a pro rata portion of the aggregate purchase price for all of PFSI’s Membership Interests (based on its Percentage of Interests so sold in relation to all its Percentage of Interests).

(b) In order to exercise the right in Section 10.03(a), ACS shall give written notice to PFSI of its intention to exercise such option and, subject to receipt of any required regulatory approvals, each of ACS and PFSI shall conclude the purchase of the PFSI Membership Interests specified in such notice as soon as reasonably practicable thereafter. PFSI agrees to cooperate with ACS in obtaining any required regulatory approvals.

(c) In the event ACS acquires the Membership Interests of PFSI pursuant to this Section 10.03, PFSI shall deliver to ACS an assignment or assignments of all of PSFI’s right, title and interest in the Membership Interests specified by ACS, and such evidence of PFSI’s existence, good standing and authority and the due execution and delivery by PFSI of the assignment and any documents related thereto as ACS shall request.

(d) ACS may, at its sole election, set off against any amount payable to PFSI under this Section 10.03, all present and future amounts payable by PFSI or any of its Affiliates to ACS or any of its Affiliates under this Agreement or any Related Agreement, and any such set-off will be deemed to be payment by ACS for all purposes. Nothing in this Section 10.03(d) will require any party to pursue recovery under any of its insurance policies.

10.04 No Appraisal Rights.

No Member shall be entitled to any appraisal rights with respect to such Member’s Membership Interests, whether individually or as part of any class or group of Member, in the event of a liquidation, dissolution, merger, consolidation, Sale of Company or other transaction involving the Company or its securities or under any other circumstance described in Section 18-210 of the Act, unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

10.05 Member Further Assurances.

Each Member recognizes and acknowledges that the Company must comply with various federal and state laws and regulations. In connection therewith, each Member agrees to promptly provide the Company with such information, documents and disclosures as shall be reasonably requested by the Company with respect to such Member in furtherance of compliance by the Company with applicable laws and regulations.

ARTICLE XI

DISSOLUTION, LIQUIDATION, AND TERMINATION

11.01 Dissolution.

The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) the decision by the Majority Members to dissolve the Company;

(b) entry of a decree of judicial dissolution of the Company under the applicable provisions of the Act; or

(c) the termination of the Assignment and Assumption Agreement.

11.02 Winding Up, Liquidation and Distribution of Assets.

(a) Upon dissolution of the Company, an accounting shall be made by the Company’s accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Managing Member shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Managing Member shall (i) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Managing Member may determine to distribute any assets to the Members in kind), (ii) discharge all liabilities of the Company (other than liabilities to Members), including all costs relating to the dissolution, winding up, liquidation and distribution of assets, (iii) establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company, (iv) discharge any liabilities of the Company to the Managing Member, (v) discharge any liabilities of the Company to the Members, and (vi) distribute the remaining assets to the Members, pro rata in accordance with their Percentage of Interests but subject, in the case of PFSI, to Section 12.01.

(c) If any assets of the Company are to be distributed in kind, for purposes of Section 11.02(b), above, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by the Managing Member.

11.03 Certificate of Cancellation.

On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Managing Member (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.06, and take such other actions as may be necessary to terminate the Company.

ARTICLE XII

GENERAL PROVISIONS

12.01 Finally Determined Amounts.

(a) Notwithstanding anything to the contrary in this Agreement, PFSI shall not be entitled to receive any distributions hereunder (including without limitation pursuant to Section 5.01 and Section 11.02) at any time when there are any Finally Determined Company Amounts. The Managing Member may, at its sole election and from time to time (i) withhold from any distributions payable by the Company to PFSI hereunder an amount equal to all or any portion of the Finally Determined Company Amounts or (ii) reduce PFSI’s Capital Contribution by an amount equal to all or any portion of any Finally Determined Company Amounts, recalculate the Percentage of Interests of each Member after taking such reduction into account and amend Exhibit A to reflect the reduction of PFSI’s Capital Contribution and the new Percentage of Interests of each Member. The Company, the Managing Member and PFSI agree that in the event that the Managing Member makes such an election, PFSI shall be deemed to have satisfied an amount payable to the Company, Apex Clearing or any of their Subsidiaries, as the case may be, equal to the amount of such withheld distribution or reduction, as the case may be.

(b) Notwithstanding anything to the contrary in this Agreement, PFSI shall not be entitled to receive any distributions hereunder (including without limitation pursuant to Section 5.01 and Section 11.02) at any time when there are any Finally Determined Apex Amounts. The Managing Member may, at its sole election and from time to time, (i) withhold from any distributions payable by the Company to PFSI hereunder an amount equal to all or any portion of the Finally Determined Apex Amounts and pay such amount directly to ACS or the Affiliate thereof to whom such amount is owed or (ii) reduce PFSI’s Capital Contribution by an amount equal to all or any portion of any Finally Determined Apex Amounts, designate such amount as an additional Capital Contribution by ACS, recalculate the Percentage of Interests of each Member after taking such reduction into account and amend Exhibit A to reflect such changes in Capital Contributions and the new Percentage of Interests of each Member. The Company, the Managing Member and PFSI agree that in the event that the Managing Member makes such an election, PFSI shall be deemed to have satisfied an amount payable to ACS or any of its Affiliates, as the case may be, equal to the amount of such withheld distribution or reduction, as the case may be.

12.02 Notices.

Any notice, request or consent provided for in, or permitted by, this Agreement will be in writing and will be either personally delivered or sent for next day delivery by a nationally recognized overnight courier service (charges prepaid). All notices, requests, and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A, or such other address as that Member may specify by notice to the other Members. Any notice, request, or consent to the Company must be given to the Company at the following address: c/o PEAK6 Investments, L.P., 141 W. Jackson Blvd., Suite 500, Chicago, IL 60604. Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

12.03 Entire Agreement.

This Agreement, together with the Certificate, constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

12.04 Effect of Waiver or Consent.

A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

12.05 Amendment or Modification

Except as may be expressly provided otherwise herein, this Agreement may be amended or modified from time to time only by a written instrument executed by the Majority Members.

12.06 Binding Effect; No Third Party Beneficiaries.

Subject to the restrictions on transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective successors and assigns. There are no third party beneficiaries of this Agreement.

12.07 Governing Law; Severability; Jurisdiction.

THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Certificate, or (b) any mandatory provision of the Act (or to the extent such statutes are incorporated into the Act, or the Delaware General Corporation Law), the applicable provision of the Certificate, the Act, the Delaware General Corporation Law shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by law.

All actions and proceedings arising out of or relating to this Agreement, including the resolution of any and all disputes hereunder, shall be heard and determined in the state and federal courts located in Chicago, Illinois, and the Parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

12.08 Waiver of Jury Trial.

THE PARTIES, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY ACTS OR OMISSIONS OF A PARTY HERETO.

12.09 Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. The execution of this Agreement by facsimile signature shall be sufficient for all purposes and shall be binding on any Person who so executes.

IN WITNESS WHEREOF, following adoption of this Agreement, the Members have executed this Agreement as of the date first set forth above.

PENSON FINANCIAL SERVICES, INC.

By:
Name:
Title:

QUIVET NECK CAPITAL LLC

By:
Name:
Title:

WOODLAND & WEST LLC

By:
Name:
Title:

APEX CLEARING SOLUTIONS, LLC in its capacity as managing member of Apex Clearing Holdings LLC

By: PEAK6 INVESTMENTS, L.P., in its capacity as Manager of Apex Clearing Solutions LLC

By: PEAK6 LLC
Its: General Partner

By:
Name:
Title:

[Signature Page to Limited Liability Company Agreement

of APEX Clearing Holdings, LLC]